Exhibit (a)(13)


                      UUNET HOLDINGS AUSTRALIA PTY LIMITED
                                 ACN 085 531 684
   Registered office: 44 Martin Place, Sydney, New South Wales 2000 Australia

               NOTICE UNDER SECTION 663(4) OF THE CORPORATIONS LAW


UUNET  Holdings  Australia  Pty  Limited  (`UUNET')  states,   pursuant  to  the
provisions of section 663(4) of the Corporations Law, that:

1. As at the date of this Notice UUNET has not declared its offers dated January 8, 1999 (Sydney time)(January 7, 1999 New York time)(`Offers') for all ordinary shares and American Depositary Shares in OzEmail Limited (ACN 066 387 157) (`OzEmail') and each contract formed by the acceptance of any of the Offers, to be free from the conditions set out in section 14 of the Offers.

2.       The Offers have not become free from the condition  set out in  section
         14(i) of the Offers by   the operation   of  section   664(2)  of   the
         Corporations Law.

3. To the knowledge of UUNET, at the time of lodgment of this notice for publication:

         (a) the condition set out in section 14(ii) of the Offers has been fulfilled;

         (b) none of the conditions set out in section 14(i) and section 14(iii) has been fulfilled but none of the events referred to in section 14(iii) has occurred.

4. At the time of lodging this notice for publication UUNET, to its knowledge, was entitled (within the meaning of the Corporations Law) to approximately 63.1% of the voting shares on issue in OzEmail.



DATED 1 FEBRUARY 1999

SIGNED on behalf of UUNET by Leigh Robert Brown, being a director of UUNET authorized to sign this Notice by a resolution passed by the board of directors of UUNET.

 /s/ LEIGH ROBERT BROWN
-------------------------------
Leigh Robert Brown